Exhibit 99.1

DYNCORP INTERNATIONAL LLC

Condensed Consolidated Balance Sheets

(in thousands)

	Successor
	Sep 30, 2005	Apr 1, 2005
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$66,069	$13,474
Receivables, net of allowances for doubtful accounts of $4,850 and $4,500, respectively	324,008	422,514
Deferred tax asset	202	—
Prepaid expenses and other current assets	28,889	26,248

Total Current Assets	419,168	462,236

Property and equipment, net of accumulated depreciation of $1,618 and $227, respectively	9,861	10,657

Other assets:
Goodwill	423,937	344,545
Tradename	18,318	18,318
Customer related intangibles, net of accumulated amortization of $24,283 and $5,094, respectively	266,098	285,287
Other intangibles, net of accumulated amortization of $2,328 and $383, respectively	6,172	7,083
Deferred financing costs, net of accumulated amortization of $1,703 and $383, respectively	18,118	19,438
Other assets	905	629

Total Other Assets	733,548	675,300

Total Assets	$1,162,577	$1,148,193

Liabilities and Member’s Equity
Current liabilities:
Current portion of long-term debt	$2,588	$37,588
Accounts payable	93,381	135,677
Accrued payroll and employee costs	58,097	56,187
Accrued expenses - related party	13,148	8,866
Other accrued expenses	28,316	23,491
Income taxes	1,062	60

Total Current Liabilities	196,592	261,869

Long-term debt - less current portion	660,688	662,412
Deferred income taxes	1,884	—
Other long-term liabilities	71,689	4

Member’s equity:
Member’s units, 100 outstanding	224,808	224,808
Retained earnings / (accumulated deficit)	7,175	(922)
Accumulated other comprehensive (loss) income	(259)	22

Total Members’ Equity	231,724	223,908

Total Liabilities and Members’ Equity	$1,162,577	$1,148,193

See notes to condensed consolidated financial statements.

DYNCORP INTERNATIONAL LLC

Condensed Consolidated Statements of Income

(in thousands)

	Successor	Immediate Predecessor
	For the Six Months Ended
	Sep 30, 2005	Oct 1, 2004
	(unaudited)
Revenues	$864,684	$930,513

Costs of services	763,733	844,259
Selling, general and administrative	38,861	28,634
Depreciation and amortization	22,200	3,602

Operating income	39,890	54,018

Other expense (income):
Interest expense	27,684	—
Other income	(54)	(60)

Income before income taxes	12,260	54,078
Provision for income taxes	4,163	20,874

Net income	$8,097	$33,204

See notes to condensed consolidated financial statements.

DYNCORP INTERNATIONAL LLC

Condensed Consolidated Statements of Cash Flow

(in thousands)

	Successor	Immediate Predecessor
	For the Six Months Ended
	Sep 30, 2005	Oct 1, 2004
	(unaudited)
Operating activities
Net income	$8,097	$33,204

Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	22,616	4,038
Deferred financing costs amortization	1,320
Gain on disposition of assets	(1)	—
Provision for losses on accounts receivable	350	1,717
Income from equity joint ventures	45	—
Deferred taxes	(572)	—
Changes in current assets and liabilities:
Accounts receivable	98,156	(102,355)
Prepaid expenses and other assets	(2,158)	(5,717)
Accounts payable and accruals	(37,008)	51,919
Income taxes payable	1,002	(143)

Net cash provided by (used in) operating activities	91,847	(17,337)

Investing activities
Purchase of property and equipment	(697)	(7,458)
Proceeds from sale of property, plant and equipment	11	—
Other, net	(1,358)	(110)

Net cash used in investing activities	(2,044)	(7,568)

Financing activities
Net transfers from parent company		30,374
Payment of long-term debt	(1,725)	—
Purchase of interest rate cap	(483)	—
Payments on credit facility	(35,000)	—

Net cash (used in) provided by financing activities	(37,208)	30,374

Net increase in cash and cash equivalents	52,595	5,469
Cash and cash equivalents, beginning of period	13,474	6,510

Cash and cash equivalents, end of period	$66,069	$11,979

See notes to consolidated condensed financial statements.

DYNCORP INTERNATIONAL LLC

Notes to

Condensed Consolidated Financial Statements

(dollars in thousands)

(unaudited)

Note 1 – Basis of Presentation and Principles of Consolidation

Description of Organization

DynCorp International LLC (the “Company”) was a wholly owned subsidiary of DynCorp Corporation (“DynCorp”), which was acquired by Computer Sciences Corporation (“CSC”) on March 7, 2003. On February 11, 2005, CSC and DynCorp sold the Company to a newly formed entity (the “Successor Parent”) affiliated with The Veritas Capital Fund II, L.P. (“Veritas”). The formation of the reorganized DynCorp International LLC is the result of transfers of net assets and other wholly owned legal entities by entities under common control. We refer to the foregoing transaction as the “2005 Acquisition.”

The two acquisitions were accounted for under the purchase method, and accordingly, the purchase prices were allocated to the net assets acquired based on estimates of the fair values at the dates of the acquisitions and, for the second acquisition, is subject to future adjustments. (See Note 3 for further discussion.) Therefore, the periods presented in the accompanying financial statements reflect a new basis of accounting beginning March 8, 2003 and February 12, 2005. The financial statements from March 8, 2003 to February 11, 2005 are referred to as the “immediate predecessor period” statements and the statements from February 12, 2005 forward are referred to as the “successor period” statements.

Basis of Presentation

The condensed consolidated financial statements include the accounts of the Company and its domestic and foreign subsidiaries. These condensed consolidated financial statements have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission (the “Commission”). Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to such rules and regulations. However, the Company believes that all disclosures are adequate to make the information presented not misleading. These condensed consolidated financial statements should be read in conjunction with the Company’s audited consolidated financial statements and the related notes thereto included in the Index to Financial Statements section to the Registration Statement (File No. 333-127343) on Form S-4, Amendment No. 3, filed with the Commission on November 4, 2005, originally filed with the Commission on August 9, 2005.

In the opinion of management, all adjustments necessary to fairly present the Company’s financial position at September 30, 2005, and April 1, 2005, the results of operations and cash flows for the six months ended September 30, 2005 and October 1, 2004 have been included. The results of operations for the three and six months ended September 30, 2005 are not necessarily indicative of the results to be expected for the full fiscal year or for any future periods.

The Company uses estimates and assumptions required for preparation of the financial statements. The estimates are primarily based on historical experience and business knowledge and are revised as circumstances change. However, actual results could differ from the estimates.

Principles of Consolidation

All intercompany transactions and balances have been eliminated in consolidation. All wholly owned subsidiaries have been included in the financial statements. The Company has no active majority-owned subsidiaries. Investments in which the Company owns a 20% to 50% ownership interest are accounted for by the equity method. These investments are in business entities in which the Company does not have control, but has the ability to exercise significant influence over operating and financial policies. The Company has no investments in business entities of less than 20%.

The following table sets forth the Company’s ownership in joint ventures and companies that are not consolidated into the Company’s financial statements as of September 30, 2005, and are accounted for by the equity method. For all of the entities listed below, the Company has the right to elect half of the board of directors or other management body. Economic rights are indicated by the ownership percentages listed below.

Dyn Al-Rushaid Services LLC	50.0%
DynCorp-Hiberna Ltd.	50.0%
DynPuertoRico Corporation	49.9%

DYNCORP INTERNATIONAL LLC

Notes to

Condensed Consolidated Financial Statements

(dollars in thousands)

(unaudited)

Recent Accounting Pronouncements

In December 2004, the Financial Accounting Standards Board revised SFAS No. 123 (SFAS 123), “Accounting for Stock Based Compensation.” The revised SFAS 123 (SFAS 123(R)), “Share-Based Payment,” supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees.” SFAS 123(R) requires companies to measure and recognize compensation expense for all stock-based payments at fair value. The effective date of SFAS 123(R) for nonpublic entities is as of the beginning of the first annual reporting period that begins after December 15, 2005. The effective date for a nonpublic entity that becomes a public entity after June 15, 2005 and does not file as a small business issuer is the first annual reporting period beginning after the entity becomes a public entity. The Company is still evaluating the effects this pronouncement will have on its consolidated financial position and results of operation, and has not yet determined its timing or method of adoption.

Reclassifications

Certain amounts from previous periods have been reclassified in the accompanying consolidated financial statements to conform to the fiscal 2006 presentation. These reclassifications did not affect net income.

Note 2 – Receivables

Receivables consist of the following:

	Successor
	Period Ending
(in Thousands)	Sep 30, 2005	Apr 1, 2005
Billed	$102,139	$169,229
Unbilled	215,910	243,362
Unbilled - related party	4,262	6,409
Other receivables	1,697	3,514

	$324,008	$422,514

Unbilled receivables at September 30, 2005 and April 1, 2005 include $15,429 and $54,484, respectively, related to costs incurred on projects for which the Company has been requested by the customer to begin work under a new contract or extend work under an existing contract, and for which formal contracts or contract modifications have not been executed at the end of the year. The Company records revenue, to the extent of costs, for these anticipated contract modifications. The balance of unbilled receivables consists of costs and fees billable on contract completion or other specified events, the majority of which is expected to be billed and collected within one year. Contract retentions are billed when the Company has negotiated final indirect rates with the U.S. Government and, once billed, are subject to audit and approval by outside third parties. Consequently, the timing of collection of retention balances is outside the Company’s control. Based on the Company’s historical experience, the majority of the retention balance is expected to be collected beyond one year.

Note 3 – Other Intangible Assets and Goodwill

A summary of intangible assets subject to amortization as of September 30, 2005 and April 1, 2005 is as follows:

		Successor
(in Thousands)		Sep 30, 2005		Apr 1, 2005
Service Provider	Weighted-Average Amortization Period	Gross Carrying Value	Accumulated Amortization	Gross Carrying Value	Accumulated Amortization
Customer-related intangible asset	8.5	$290,381	$(24,283)	$290,381	$(5,094)
Other	2.0	8,500	(2,328)	7,466	(383)
Deferred financing cost	7.1	19,821	(1,703)	19,821	(383)

		$318,702	$(28,314)	$317,668	$(5,860)

Amortization expense related to intangibles was $22,454 for the six months ended September 30, 2005. Estimated amortization related to intangible assets at September 30, 2005 for fiscal 2006 through 2010, is as follows: $42,905, $42,679, $40,729, $37,560 and $37,488, respectively.

DYNCORP INTERNATIONAL LLC

Notes to

Condensed Consolidated Financial Statements

(dollars in thousands)

(unaudited)

A summary of intangible assets not subject to amortization as of September 30, 2005 and April 1, 2005 is as follows:

(in Thousands)	Successor
Goodwill and Tradename	Field Technical Services	International Technical Services	Total
Balance as of April 1, 2005	$83,254	$279,609	$362,863
Additions	40,728	38,664	79,392

Balance as of September 30, 2005	$123,982	$318,273	$442,255

Purchase price allocations are subject to refinement until all pertinent information is obtained. In addition, the original purchase price was subject to an adjustment to the extent that the net working capital of the Company differs from the original agreed-upon level. As required under the Purchase Agreement, CSC delivered to the Company a draft calculation of the net working capital on April 6, 2005. The Company delivered to CSC a notice objecting to the draft calculation on May 5, 2005. The Company and CSC agreed upon the final calculation on October 27, 2005. The resolution resulted in an increase to the purchase price in an amount of $65,550 payable in shares of preferred stock of the Successor Parent. The preferred shares to be issued in connection with the working capital settlement agreement accumulate dividends from the date of acquisition, February 11, 2005. The Company has recorded the settlement amount, which includes both the preferred stock to be issued subsequent to September 30, 2005 (i.e. $65.6 million) and the accumulated dividend through October 27, 2005 (i.e. $6.1 million) as an increase to Goodwill and other non current liabilities at September 30, 2005. Related to the accumulated dividend amount of $6.1 million, the Company recorded a deferred tax liability in the amount of $2.2 million with a corresponding increase to goodwill.

In addition to the working capital settlement previously described, the Company agreed to assume additional liability related to worker’s compensation programs in effect prior to the acquisition date. The Company has recorded as an adjustment to the original purchase price increased worker’s compensation liability of $5,449 and increased goodwill in a like amount.

The current estimate of recognized goodwill of $423,937 is assigned to the reportable segments as follows: Field Technical Services—$122,942 and International Technical Services—$300,995. The goodwill is not amortized for financial reporting purposes but is deductible for tax purposes.

The tradename of $18,318 is assigned to the reportable segments as follows: Field Technical Services—$1,040, and International Technical Services—$17,278. The tradename is not amortized for financial reporting purposes but is deductible for tax purposes.

Note 4 – Cash Flows

Cash payments for interest on indebtedness were $29,861 and $0 for the six months ended September 30, 2005 and October 1, 2004, respectively. Net cash payments for income taxes were $3,552 and $0 for the six months ended September 30, 2005 and October 1, 2004, respectively. In addition, goodwill and other long-term liabilities increased by $71,689 related to the purchase price working capital settlement agreement.

Note 5 – Derivatives and Other Comprehensive Income (Loss)

Derivative financial instruments are recognized as either assets or liabilities in the balance sheet and carried at fair value. Gains or losses on derivatives designated as cash flow hedges are initially reported as a component of other comprehensive income and later classified into earnings in the period in which the hedged item also affects earnings.

The Company has entered into an interest rate cap for a notional amount of $172,500 to limit, through May 4, 2008, its interest rate risk on $172,500 of variable rate debt. The Company entered into the interest rate cap effective May 4, 2005 and paid a premium of $483. The interest rate cap has been designated by the Company as a cash flow hedge. As of September 30, 2005 the fair value of the interest rate cap was $128 which was recorded in the accompanying condensed consolidated balance sheet in other assets with the reduction in fair value, net of tax, recorded in equity as other comprehensive loss. The interest rate cap has the effect of placing a ceiling on the interest expense the Company could incur on $172,500 of variable debt indexed to the London Interbank Offering Rate (“LIBOR”) at 6.5% plus the applicable floating spread (2.75% at September 30, 2005) as defined by the Credit Facility.

DYNCORP INTERNATIONAL LLC

Notes to

Condensed Consolidated Financial Statements

(dollars in thousands)

(unaudited)

	Successor	Immediate Predecessor
	For the Six Months Ended
(in Thousands)	Sep 30, 2005	Oct 1, 2004
Net income	$8,097	$33,204
Interest rate cap adjustment	(225)	—
Foreign currency translation adjustment	(57)	(13)

Comprehensive income	$7,815	$33,191

Accumulated other comprehensive income presented on the accompanying consolidated balance sheets consists of accumulated foreign currency translation adjustments and accumulated fair value adjustments related to the Company’s interest rate cap.

Note 6 – Significant Changes in Indebtedness

The table below presents significant changes in the amounts of bonds and similar debt:

(in Thousands)		Senior Credit Facility
Successor	Senior subordinated notes - 9.50%	Term loan - 6.30%	Revolver	Total
Balance at Apr 1, 2005	$320,000	$345,000	$35,000	$700,000
Payments:		(1,725)	(35,000)	(36,725)

Balance at Sep 30, 2005	$320,000	$343,275	$—	$663,275

Note 7 – Stock-Based Compensation

CSC issued stock options to employees, including DynCorp International employees, prior to February 11, 2005. DynCorp International accounts for stock-based employee compensation under the recognition and measurement principles of APB Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations. In accordance with SFAS No. 123, “Accounting for Stock-Based Compensation,” as amended by SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure,” the following pro forma net income information for the immediate predecessor period is presented as if DynCorp International accounted for stock-based employee compensation using the fair value based method. Under the fair value method, the estimated fair value of stock incentive awards is charged against income on a straight-line basis over the vesting period.

Immediate Predecessor
(in Thousands)	For the Six Months Ended Oct 1, 2004
Net income, as reported	$33,204
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(31)

Pro forma net income	$33,173

Immediately prior to the acquisition of DynCorp by CSC on March 7, 2003, all outstanding and exercisable DynCorp stock options, whether or not vested, were cancelled and the holders became entitled to receive a cash payment equal to the excess, if any, of the merger consideration over the exercise price of the DynCorp stock option. Each outstanding share of DynCorp stock was converted into $15.00 cash and 1.394 shares of CSC stock. On February 12, 2005, all unvested CSC stock options were cancelled as a result of the sale.

DYNCORP INTERNATIONAL LLC

Notes to

Condensed Consolidated Financial Statements

(dollars in thousands)

(unaudited)

Note 8 – Commitments and Contingencies

Commitments

The Company has operating leases for the use of certain property and equipment. Operating leases are noncancelable, cancelable only by the payment of penalties, or cancelable upon one month’s notice. All lease payments are based on the lapse of time but include, in some cases, payments for insurance, maintenance, and property taxes. There are no purchase options on operating leases at favorable terms, but most leases have one or more renewal options. Certain leases on real estate property are subject to annual escalations for increases in utilities and property taxes. The Company has no significant long-term purchase agreements with service providers.

Contingencies

The primary financial instruments that potentially subject the Company to concentrations of credit risk are accounts receivable. Departments and agencies of the U.S. federal government account for all but minor portions of the Company’s customer base, minimizing credit risk. Furthermore, the Company continuously reviews all accounts receivable and records provisions for doubtful accounts as needed.

Litigation

The Company and its subsidiaries and affiliates are involved in various claims and lawsuits, including contract disputes and claims based on allegations of negligence and other tortious conduct. In most cases, the Company has denied or believes it has a basis to deny liability, and in some cases has offsetting claims against the plaintiffs, third parties, or insurance carriers. The Company has recorded such damages and penalties that are considered to be probable recoveries against the Company or its subsidiaries.

On September 11, 2001, a class action lawsuit seeking $100,000 on behalf of approximately 10,000 citizens of Ecuador was filed against the Company. The lawsuit alleges personal injury, property damage and wrongful death as a consequence of the spraying of narcotic crops along the Colombian border adjacent to Ecuador. The terms of the contract with the client, the U.S. Department of State, provide that the Department of State will indemnify the Company against all third-party claims and liabilities arising out of the contract that are not otherwise covered by insurance, subject to certain specified funding ceilings. The Company is also entitled to indemnification by CSC in connection with this lawsuit, subject to certain limitations. In addition, the Company expects to be protected by the government contractor immunity defense.

Sometime in 2004 or early in 2005, an Iraqi company filed three separate actions against the Company for an aggregate amount of approximately $50,000 in rental fees and other payments allegedly owed by the Company in connection with its lease of three hotels in Baghdad. The Company has no relationship with the Iraqi company and is not in privity of contract with it. The Company leases the hotels from another company. In the event that the court decides against the Company in this lawsuit, it could have a material adverse affect on the Company’s financial condition.

On May 29, 2003, Gloria Longest, a former accounting manager for the Company, filed suit against the Company under the False Claims Act and the Florida Whistleblower Statute, alleging that the Company submitted false claims to the government on our International Narcotics & Law Enforcement Affairs contract with the Department of State. The action, titled “Gloria Longest, Relator, on behalf of U.S. Attorney and DOJ v. DynCorp International LLC and CSC”, was filed in the U.S. District Court for the Middle District of Florida under seal. The complaint does not demand any specific monetary damages. The case was unsealed in 2005, and the Company learned of the existence of the action on August 15, 2005 when the Company was served with the complaint. The U.S. government has not joined the action at this time pending the results of its independent investigation into the allegations contained in the complaint. In the event that a court decides against the Company in this lawsuit, it could have a material adverse effect on our operating performance.

It is the opinion of Company management that ultimate liability, if any, with respect to these and any other disputes will not be material to the Company’s consolidated financial statements.

DYNCORP INTERNATIONAL LLC

Notes to

Condensed Consolidated Financial Statements

(dollars in thousands)

(unaudited)

Note 9 – Segment Data

The Company’s business primarily involves providing worldwide maintenance support to U.S. military aircraft and various defense technical services. The Company is organized into two major business areas, Field Technical Services (“FTS”) and International Technical Services (“ITS”). The Company provides services domestically and in foreign countries under contracts with the U.S. government and some foreign customers. The risks associated with the Company’s foreign operations relating to foreign currency fluctuation and political and economic conditions in foreign countries have not had a significant negative impact to the Company. The Company operates principally within a regulatory environment subject to governmental contracting and accounting requirements, including Federal Acquisition Regulations, Cost Accounting Standards, and audits by various U.S. federal agencies.

Our Field Technical Services operating division provides long-term aviation services and engineering and logistics support, ranging from daily fleet maintenance to extensive modification and overhauls on aircraft, weapons systems and support equipment. Field Technical Services generates revenue under long-term contracts that are typically three to ten years in duration. Contract Field Teams is the most significant program of our Field Technical Services operating division based on revenues, and the Company has participated in this program for 54 consecutive years. This program deploys highly mobile, quick-response field teams to customer locations worldwide to supplement our customers’ workforce, including generally providing mission support to aircraft and weapons systems in addition to depot-level repair.

Our International Technical Services operating division primarily provides outsourced law enforcement training, drug eradication, global logistics, base operations and personal and physical security services to government and commercial customers in foreign jurisdictions. The International Technical Services division has witnessed strong growth as a result of the U.S. government’s trend toward outsourcing critical related functions. In February 2004, as part of the Department of State’s outsourced law enforcement training in the Middle East, the Company was awarded a new Civilian Police contract, which expanded the existing Civilian Police program in place since 1994. As of September 30, 2005, the Company has deployed civilian police officers from the United States to 12 countries to train and offer logistics support to the local police and assist them with infrastructure and reconstruction.

The DynCorp International Home Office component represents assets not included in a reporting segment and is primarily comprised of cash and cash equivalents, deferred tax assets and liabilities, internally developed software, fixed assets, unallocated general corporate costs, and depreciation and amortization related to the long-lived assets not included in a reporting segment.

The table below presents selected financial information for the six months ended September 30, 2005, and October 1, 2004, for the two reportable segments and items that cannot be allocated to either operating segment:

(in Thousands)
Successor	Field Technical Services	International Technical Services	DynCorp International Home Office	Total
For the Six Months Ended Sep 30, 2005
Revenues	$342,371	$522,313	$—	$864,684
Earnings before interest and taxes	14,775	28,747	(3,632)	39,890
Depreciation and amortization	5,837	15,635	1,144	22,616

Immediate Predecessor
For the Six Months Ended Oct 1, 2004
Revenues	$337,316	$593,156	$41	$930,513
Earnings before interest and taxes	21,944	32,192	(118)	54,018
Depreciation and amortization	1,236	2,770	32	4,038

DYNCORP INTERNATIONAL LLC

Notes to

Condensed Consolidated Financial Statements

(dollars in thousands)

(unaudited)

A reconciliation of earnings before interest and taxes to net income, for the six months ended September 30, 2005, and October 1, 2004, is as follows:

	Successor	Immediate Predecessor
(in Thousands)	For the Six Months Ended Sep 30, 2005	For the Six Months Ended Oct 1, 2004
Earnings before interest and taxes	$39,890	$54,018
Interest income	54	60
Interest expense	(27,684)	—
Income taxes	(4,163)	(20,874)

Net income	$8,097	$33,204

The Company’s management believes that earnings before interest and taxes provides useful information in order to assess the Company’s performance and results of operations. The measure is utilized to determine executive compensation along with other measures.

DYNCORP INTERNATIONAL LLC

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Information Concerning Forward Looking Statements

This Current Report on Form 8-K, as well as information included in future filings by the Company with the Securities and Exchange Commission and information contained in written material, press releases and oral statements issued by or on behalf of the Company, contains, or may contain, “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements, written, oral or otherwise made, represent the Company’s expectation or belief concerning future events. Without limiting the foregoing, the words “believes,” “thinks,” “anticipates,” “plans,” “expects,” and similar expressions are intended to identify forward-looking statements. The Company cautions that these statements are further qualified by important economic and competitive factors that could cause actual results to differ materially, or otherwise, from those in the forward-looking statements, and other risks detailed from time to time in the Company’s report filed with the Securities and Exchange Commission. Accordingly, such forward-looking statements do not purport to be predictions of future events or circumstances and therefore there can be no assurance that any forward-looking statement contained herein will prove to be accurate. The Company assumes no obligation to update the forward-looking statements.

References in this section to the “Company,” “us” or “we” refer to DynCorp International LLC and its wholly owned subsidiaries.

Company Background

We provide a broad range of mission-critical outsourced technical services to civilian and military government agencies and commercial customers. Our specific global expertise is in law enforcement training and support, security services, base operations, logistics support and aviation services and operations. We operated as a separate subsidiary of DynCorp from 2000 to 2003 and of Computer Sciences Corporation from 2003 until February 2005, however, DynCorp International and its predecessors have provided essential services to numerous U.S. government department and agencies since 1951. Our current customers include the Department of State; the Army, Air Force, Navy and Marine Corps (collectively, the Department of Defense); and to commercial customers and foreign governments. As of September 20, 2005, we had over 14,000 employees in 33 countries, 45 active contracts ranging in duration from three to ten years and over 75 task orders.

Results of Operations

The following is a more detailed discussion of our financial condition and results of operations for the periods presented.

Six months ended September 30, 2005 compared to six months ended October 1, 2004:

The following table presents our historical operating results as a percentage of revenues for the periods indicated:

DYNCORP INTERNATIONAL LLC

Condensed Consolidated Statements of Income

(dollars in Thousands)

	Successor		Immediate Predecessor
	For the Six Months Ended
	Sep 30, 2005		Oct 1, 2004
	(unaudited)
Revenues	$864,684	100.0%	$930,513	100.0%

Cost of services	763,733	88.3%	844,259	90.7%
Selling, general and administrative	38,861	4.5%	28,634	3.1%
Depreciation and amortization	22,200	2.6%	3,602	0.4%

Operating income	39,890	4.6%	54,018	5.8%

Other expense (income):
Interest expense	27,684	3.2%	—	0.0%
Other expense (income)	(54)	0.0%	(60)	0.0%

Income before income tax expense	12,260	1.4%	54,078	5.8%
Income tax expense	4,163	0.5%	20,874	2.2%

Net income	$8,097	0.9%	$33,204	3.6%

Revenues. Total revenue decreased from $930.5 million in the six months ended October 1, 2004 to $864.7 million for the six months ended September 30, 2005, a decrease of $65.8 million or 7.1%. Revenues from the Field Technical Service segment increased from $337.3 million for the six months ended October 1, 2004 to $342.4 million for the six months ended September 30, 2005, or an increase of 1.5%. The Field Technical Services increase of $5.1 million was primarily driven by the Life Cycle Contractor Support program increase of $11.6 million due to the addition of the Global Air Traffic Management modification to the contract, an increase in the Army Pre-Positioned Stocks Afloat program of $6.2 million due to increased workload, and the ramp up of the Attack Helicopter-1 / Utility Helicopter-1 program which increased $4.9 million since initial contract award during the first quarter of fiscal 2005. Partially offsetting this increase was the Contract Field Teams program which decreased by $10.2 million mainly as a result of reduced workload for maintenance, repair and refurbishment of weapons systems, and the end of the Al Salam program, which reduced revenue by $12.2 million. We withdrew from the Al Salam program due to unattractive pricing offered by the customer, consequently, the customer decided to self perform the maintenance we had been providing.

International Technical Services revenue decreased from $593.2 million for the six months ended October 1, 2004 to $522.3 million for the six months ended September 30, 2005, which was a decrease of $70.9 million or 12.0%. This reduction was driven by a decrease in the Civilian Police program of $70.0 million due to delays in expected workload related to internal U.S. government funding procedures as well as decreases in construction activity, and pass-through purchases of vehicles and other equipment in the Middle East. There was also a decrease of $33.2 million from a series of contracts to provide security and logistics support to various U.S. Government construction efforts in the Middle East as a subcontractor. This type of subcontract effort was typically short term with delayed payments, and therefore we decided to exit this line of business of subcontracting to construction companies under U.S. Government contracts until it can be performed in a more stable environment with improved financial terms. Decreases were also experienced under DynMarine Services of Virginia LLC of $19.4 million primarily due to the discontinuance of our work under the Oceangraphics Ships contract, and under our War Reserve Materials program of $12.3 million as a result of reduced construction activity. The decreases were offset by increases on the Worldwide Personal Protective Services program of $27.2 million mainly due to increased protection requirements in the Middle East, growth from peacekeeping efforts in Africa of $11.8 million, increases under the Rapid Response program in the Philippines of $9.4 million, contract growth on the International Narcotics and Law Enforcement Airwing contract of $9.5 million and increases on various commercial programs of $9.4 million.

Costs of services. Costs of services are comprised of direct labor, direct material, subcontractor costs, other direct costs and overhead. Other direct costs include travel, supplies and other miscellaneous costs. Cost of services decreased from $844.3 million for the six months ended October 1, 2004 to $763.7 million for the six months ended September 30, 2005, or a decrease of $80.6 million. The majority of this decrease is directly related to the decrease in revenue. As a percentage of revenue, costs of services dropped from 90.7% in the six months ended October 1, 2004 to 88.3% for the six months ended September 30, 2005. This reduction as a percentage of revenue was due to improved program performance and the impact of shifting from cost type contracts to more time and material or fixed unit price contracts.

Selling, general and administrative expenses. Selling, general and administrative expenses are primarily for functions such as management, legal, financial accounting, contracts and administration, human resources, management information systems, purchasing, and business development. Selling general and administrative expenses for the six months ended October 1, 2004 was $28.6 million and increased to $38.9 million for the six months ended September 30, 2005, or an increase of 36.0%. As a percentage of revenue, selling, general and administrative expenses increased from 3.1% for the six months ended October 1, 2004 to 4.5% for the six months ended September 30, 2005. Included in the six months ended September 30, 2005 were one-time retention bonuses of $2.9 million related to the 2005 Acquisition. This amount was forecasted and funded as part of the transaction expenses, but for accounting purposes the one-time retention bonuses were required to be expensed over the six months following the close of the 2005 Acquisition. Adjusting for the one-time retention expenses, selling, general and administrative expenses as a percentage of revenue would have increased from 3.1% for the six months ended October 1, 2004 to 4.2% for the six months ended September 30, 2005. This increase was primarily related to selling expenses, and the added cost of security in the Middle East for selling, general and administrative expense personnel.

Depreciation and amortization. Depreciation and amortization increased from $3.6 million for the six months ended October 1, 2004 to $22.2 million for the six months ended September 30, 2005, or an increase of $18.6 million. This increase was primarily due to the change in the amortization amounts. Amortization in the six months ended October 1, 2004 was based on the DynCorp International portion of the amortization related to the Computer Sciences Corporation purchase of DynCorp in March 2003. The amortization for the six months ended September 30, 2005 was based on the 2005 Acquisition which included a step up in basis for our customer related intangibles resulting in increased amortization expense.

Interest Expense. During the six months ended September 30, 2005 $27.7 million of interest expense was incurred related to our senior secured credit facility, the revolving credit facility, and our senior subordinated notes. This interest expense includes interest costs applicable to the six month period as well as amortization of deferred financing fees.

During the six months ended October 1, 2004, we did not incur any interest expense because it was recorded at the Computer Sciences Corporation corporate level and not pushed down to the operating entities.

Income tax expense. We had income tax expense for the six months ended September 30, 2005 of $4.2 million which is a decrease of $16.7 million or 80% from income tax expense of $20.9 million for the six months ended October 1, 2004. The primary reason for the decrease relates to the factors previously mentioned resulting in lower earnings before taxes in the current year. In addition to the decline in current year tax expense attributable to lower earnings before tax, the current year tax expense includes the reversal of a deferred tax valuation allowance recorded in prior periods.

Our Segments

The following table sets forth the revenues and earnings before interest and taxes for our International Technical Services and Field Technical Services operating divisions, both in dollars and as a percentage of our consolidated revenues, for the six months ended September 30, 2005 as compared to the six months ended October 1, 2004.

	Successor		Immediate Predecessor
(dollars in Thousands)	For the Six Months Ended Sep 30, 2005		For the Six Months Ended Oct 1, 2004
Revenues
Field Technical Services	$342,371	39.6%	$337,316	36.3%
International Technical Services.	522,313	60.4%	593,156	63.7%
Other (1)	—	0.0%	41	0.0%

Consolidated	$864,684	100.0%	$930,513	100.0%

Earnings before Interest and Taxes
Field Technical Services	14,775	37.0%	21,944	40.6%
International Technical Services.	28,747	72.1%	32,192	59.6%
Other	(3,632)	9.1%	(118)	-0.2%

Consolidated	$39,890	100.0%	$54,018	100.0%

(1)	Primarily consists of joint venture revenues not allocated to a specific segment.

Field Technical Services

Revenues. Revenues for the six months ended September 30, 2005 were $342.4 million, an increase of $5.1 million, or 1.5%, from $337.3 million for the six months ended October 1, 2004. This revenue increase was primarily from the Global Air Traffic Management modification under the Life Cycle Contractor Support program, increases on Attack Helicopter-1 in workload and ramp up of the Attack Helicopter-1 / Utility Helicopter-1 program. These increases were partially offset by reduced workload under Contract Field Teams, and the withdrawal from the Al Salam contract due to unattractive pricing offered by the customer, consequently, the customer decided to self perform the F-15 maintenance we had been providing.

Earnings before interest and taxes. Earnings before interest and taxes for the six months ended September 30, 2005 were $14.8 million, a decrease of $7.1 million, or 32.4%, from $21.9 million for the six months ended October 1, 2004. Earnings before interest and taxes as a percentage of revenue for the six months ended September 30, 2005 was 4.3% compared to 6.5% for the six months ended October 1, 2004. The decrease in earnings before interest and taxes is primarily the result of increased amortization of customer intangibles due to the 2005 Acquisition.

International Technical Services

Revenues. Revenues for the six months ended September 30, 2005 were $522.3 million, a decrease of $70.9 million, or 12%, from $593.2 million for the six months ended October 1, 2004. The revenue decrease was primarily on the Civilian Police program and the result of a decrease due to delays in expected workload related to internal U.S. Government funding procedures as well as decreases in construction activity and the purchase of vehicles and equipment for various task orders in the Middle East. A reduction also occurred on a series of contracts with various construction companies to provide logistics and security support in the Middle East, and due to the discontinuance of our work under the Oceangraphics Ships contract. These decreases were partially offset by increased security requirements on the Worldwide Personal Protective Services program, growth in Africa to provide peacekeeping services, increased support to the Army in the Philippines, growth on the International Narcotics and Law Enforcement program, and various increases on commercial programs.

Earnings before interest and taxes. Earnings before interest and taxes for the six months ended September 30, 2005 were $28.7 million, a decrease of $3.5 million, or 10.9%, from $32.2 million for the six months ended October 1, 2004. Earnings before interest and taxes as a percentage of revenue for the six months ended September 30, 2005 was 5.5% compared to 5.4% for the six months ended October 1, 2004. The decrease in earnings before interest and taxes is primarily the result of increased amortization of customer intangibles due to the 2005 Acquisition partially offset by higher margins due to the change in contract mix

Cash Flows

Net cash provided by operating activities for the six months ended September 30, 2005 was $91.8 million, while net cash required by operating activities for the six months ended October 1, 2004 was $(17.3) million.

Net cash used in investing activities for the six months ended September 30, 2005 was $2.0 million compared to $7.6 million for the six months ended October 1, 2004. This use of cash is due primarily to the purchase of property, equipment, and other assets.

Net cash (used in) provided by financing activities was $(37.2) million and $30.4 million for the six months ended September 30, 2005 and October 1, 2004, respectively. The cash used in financing activities during the six months ended September 30, 2005 is due to the repayment of borrowings under our revolving credit facility in the amount of $35.0 million, scheduled repayment of our bank note borrowings in the amount of $1.7 million and the purchase of an interest rate cap which limits our exposure to upward movements in variable rate debt.

We expect that cash generated from operating activities and availability under our senior secured credit facility will be our principal sources of liquidity. Based on our current level of operations, we believe our cash flow from operations and available borrowings under our senior secured credit facility will be adequate to meet our liquidity needs for at least the next twelve months. We cannot assure you, however, that our business will generate sufficient cash flow from operations, or that future borrowings will be available to us under our senior secured credit facility in an amount sufficient to enable us to repay our indebtedness, including the notes, or to fund our other liquidity needs. Servicing our indebtedness will require a significant amount of cash. Our ability to generate sufficient cash depends on numerous factors beyond our control, and we may be unable to generate sufficient cash flow to service our debt obligations, including making payments on the notes.

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